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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) FEBRUARY 6, 1996

                               MCN CORPORATION
            (Exact name of registrant as specified in its charter)

       MICHIGAN                      1-10070               38-2820658
State of Incorporation          (Commission File        (I.R.S. Employer
                                      Number)          Identification No.)

 500 GRISWOLD STREET, DETROIT, MICHIGAN                        48226
(Address of principal executive offices)                     (Zip Code)


             Registrant's telephone number, including area code:
                                (313) 256-5500
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ITEM 5. OTHER EVENTS

On February 6, 1996 MCN Corporation issued the following press release;


            MCN ANNOUNCES PURCHASE OF MOBILE BAY GATHERING SYSTEM


Detroit, February 6, 1996 -- MCN Corporation (NYSE:MCN) today announced one of its subsidiaries has signed a definitive agreement to acquire a majority interest in the gas gathering properties of Dauphin Island Gathering Partnership in the offshore Mobile Bay area of Alabama from Tenneco Energy; Enron Gas Gathering, Inc.; and Dauphin Island Gathering Company, L.P. (DIGCO).

Alfred R. Glancy III, MCN Chairman, President and Chief Executive Officer, said, "This acquisition makes MCN a significant participant in one of the fastest growing gas production areas in the United States." Glancy also noted this acquisition is a further implementation of MCN's strategy to acquire gas gathering and pipeline facilities in areas of the country where it owns gas reserves or where it has a gas marketing focus.

MCN's interest in the properties is held by a subsidiary of MCN Investment Corporation and consists of a 90 mile offshore gas gathering system that currently serves Mobile Bay, Viosca Knoll and can potentially serve the Destin Dome area. The system is capable of moving 400 million cubic feet of gas a day to interconnections with the Transco, Florida Gas and Koch Gateway pipelines. DIGCO will operate the system and retain an ownership interest. Significant gas reserves, controlled by a number of producers, are available for gathering on this system. Price and other terms were not disclosed.

MCN Corporation is a $2.9 billion (assets) diversified natural gas holding company with gas markets and investments throughout North America. Its principal subsidiaries are Michigan Consolidated Gas Company (MichCon), a natural gas distribution and transmission company serving 1.2 million customers in more than 500 communities throughout Michigan, and MCN Investment Corporation (MCNIC). MCNIC owns subsidiaries involved in exploration and production, gas marketing, cogeneration, gas storage, gathering and processing; and The Genix Group, a computer operations management firm.





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                                  SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             MCN CORPORATION

                                        By /s/ Sebastian Coppola
                                           ------------------------------
                                           Sebastian Coppola
                                           Vice President and Treasurer


Date: February 7, 1996